As filed with the Securities and Exchange Commission on October 5, 2021

Registration No. 333-215532

Registration No. 333-222818

Registration No. 333-225319

Registration No. 333-230931

Registration No. 333-236911

Registration No. 333-255286

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215532
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-222818
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225319
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230931
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236911

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255286

STRONGBRIDGE BIOPHARMA plc

(Exact name of issuer as specified in its charter)

Ireland	98-1275166
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

900 Northbrook Drive
Suite 200
Trevose, Pennsylvania 19053
(610) 254-9200	19053
(Address of Principal Executive Offices)	(Zip Code)

STRONGBRIDGE BIOPHARMA PLC 2015 EQUITY COMPENSATION PLAN

STRONGBRIDGE BIOPHARMA PLC NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

INDIVIDUAL STOCK OPTION AGREEMENTS

2017 INDUCEMENT PLAN

(Full title of plan)

Steven M. Pieper

President

900 Northbrook Drive

Suite 200

Trevose, Pennsylvania 19053

(610) 254-9200

(Name, address and telephone number of agent for service)

Copy to:

Joseph C. Theis, Jr., Esq.

Stephanie A. Richards, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF ORDINARY SHARES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Strongbridge Biopharma plc, an Irish public limited company (“Strongbridge”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-215532 , filed on January 12, 2017, relating to the 2015 Equity Compensation Plan, the Non-Employee Director Equity Compensation Plan, and the Individual Stock Option Agreements;
•	Registration Statement No. 333-222818, filed on February 1, 2018, relating to the 2015 Equity Compensation Plan, the Non-Employee Director Equity Compensation Plan, and the 2017 Inducement Plan;
•	Registration Statement No. 333-225319, filed on May 31, 2018, relating to the 2017 Inducement Plan;
•	Registration Statement No. 333-230931, filed on April 18, 2019, relating to the 2015 Equity Compensation Plan, the Non-Employee Director Equity Compensation Plan, and the 2017 Inducement Plan;
•	Registration Statement No. 333-236911, filed on March 5, 2020, relating to the 2015 Equity Compensation Plan and the Non-Employee Director Equity Compensation Plan; and
•	Registration Statement No. 333-255286, filed on April 16, 2021, relating to the 2015 Equity Compensation Plan and the Non-Employee Director Equity Compensation Plan.

On May 24, 2021, Strongbridge entered into a transaction agreement (the “Transaction Agreement”) with Xeris Pharmaceuticals, Inc., a Delaware corporation (“Xeris”), Xeris Biopharma Holdings, Inc., a Delaware corporation (“HoldCo”), and Wells MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo. Pursuant to the Transaction Agreement, on October 5, 2021, (i) HoldCo acquired Strongbridge pursuant to a scheme of arrangement under Irish law and (ii) MergerSub merged with and into Xeris, with Xeris as the surviving corporation, as a result of which both Xeris and Strongbridge became wholly owned subsidiaries of HoldCo.

As a result of the consummation of the transactions contemplated by the Transaction Agreement, Strongbridge has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Strongbridge in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Strongbridge hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 5, 2021.

STRONGBRIDGE BIOPHARMA PLC

By:	/s/ Steven. M. Pieper
Name: Steven M. Pieper
Title: President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.